EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of NovaDel Pharma Inc. of our report dated February 13, 2007, with respect to the financial statements of NovaDel Pharma Inc. included in its Transition Report on Form 10-K for the transition period ending December 31, 2006, filed with the Securities and Exchange Commission.

/s/ J.H. COHN LLP

Roseland, New Jersey

December 11, 2007